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                                                                     EXHIBIT 5.1



                               December 18, 1998



Ladies and Gentlemen:

          I am the General Counsel of Total Renal Care Holdings, Inc., a Delaware corporation (the "Company") and the holder of stock and options to purchase stock granted under the Company's employee stock plans which in the aggregate represent less than 1% of the Company's outstanding Common Stock. I am delivering this opinion in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act"), of (i) the resale of up to 10,515,087 shares of Common Stock, $0.001 par value per share (the "Shares"), issuable upon the conversion of the Notes (as defined below) and (ii) the resale of $345,000,000 aggregate principal amount of 7% Convertible Subordinated Notes due 2009 (the "Notes"). This opinion is delivered in accordance with Item 601(b)(5) of Regulation S-K under the 1933 Act in connection with that certain Registration Statement on Form S-3 (the "Registration Statement") for the aforementioned resales to be filed with the Securities and Exchange Commission (the "Commission") under the 1933 Act.

          In rendering the opinion set forth herein, I have made such investigations of fact and law, and examined such documents and instruments, or copies thereof established to my satisfaction to be true and correct copies thereof, as I have deemed necessary under the circumstances.

          Based upon the foregoing and such other examination of law and fact as I have deemed necessary, and in reliance thereon, I am of the opinion that (i) the Notes have been duly authorized and validly issued and are binding obligations of the Company, except as the enforcement thereof against the Company may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally or by general principles of equity (regardless of whether considered in a proceeding in equity or at law) and may be subject to the discretion of the court before which any proceeding therefor may be brought, and (ii) the Shares have been duly authorized, and when issued upon conversion of the Notes in accordance with the terms of the Indenture dated as of November 18, 1998 between the Company and United States Trust Company of New York, will be validly issued, fully paid and nonassessable.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

                                  Very truly yours,

                                  /s/ Barry C. Cosgrove